EXHIBIT 99.1
IDM Pharma Appoints Sylvie Gregoire, Pharm. D., as Executive Chair of the Board of Directors
IRVINE – August 15, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced the appointment of Sylvie Gregoire, Pharm. D., as Executive Chair of the Board of Directors. Dr. Gregoire has been a board member of IDM since August 2005. Dr. Gregoire, who has eighteen years of pharmaceutical and biotech industry experience, also serves on the boards of Cubist Pharmaceuticals, a publicly traded company headquartered in Lexington, Massachusetts and Caprion Pharmaceuticals, Inc., a privately-owned biotechnology company in Montreal, Canada.
“I have enjoyed working with Sylvie as a board member for the past year and I am now very pleased that she has agreed to take a more active role as Executive Chair in advising and consulting with management on the company’s operations,” said Jean-Loup Romet-Lemonne, IDM’s CEO. “Sylvie’s experience as former Regulatory Affairs director at Biogen is very welcomed by our team which is dedicated to actively preparing the filing of an NDA for Junovan, our lead product candidate in osteosarcoma,” he added.
“I look forward to working closely with Jean-Loup and his team at this important business juncture for the company,” said Dr. Gregoire.
Dr. Gregoire is presently a consultant in the biopharmaceutical industry. She was President and Chief Executive Officer of GlycoFi, Inc. from October of 2004 to August of 2005. Prior to joining GlycoFi, Dr. Gregoire spent nine years with Biogen Idec Inc. both in the United States and, earlier, in France. While in France for Biogen, Dr. Gregoire served as Director of International Regulatory Affairs (1995-1998). Dr. Gregoire then moved to Biogen’s headquarters where her responsibilities started in Program Management before she joined the management team as head of Regulatory Affairs and then head of Manufacturing. Prior to leaving Biogen in 2005, Dr. Gregoire was Executive Vice-President, Technical Operations (2001-2003) and a member of the Executive Management Team. Prior to Biogen, Dr. Gregoire spent eight years with Merck & Co., in various positions in clinical research and in European regulatory affairs in New Jersey, Montreal, Canada and Brussels, Belgium.
Dr. Gregoire received her Doctor of Pharmacy degree from the State University of New York at Buffalo and her pharmacy graduate degree from Laval Universite, Quebec City, Canada.

About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical development for bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I for treatment of colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether regulatory authorities will consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, the possibility that regulatory authorities may require the Company to conduct additional clinical trials, the possibility that the new Junovan product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, the time needed to responded to any issues raised by regulatory authorities with regard to regulatory submissions for Junovan, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jackie Fritz
Senior Director Administration and Human Resources
(949) 470-4751